UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ChannelAdvisor Corporation
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CHANNELADVISOR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 9, 2014

Dear Stockholder:

The Annual Meeting of Stockholders of ChannelAdvisor Corporation, or the Company, will be held at the offices of the Company at 2701 Aerial Center Parkway, Morrisville, North Carolina 27560, on Friday, May 9, 2014 at 10:00 a.m. local time for the following purposes:

1.	Proposal 1-To elect the Board’s nominees, Robert C. Hower and M. Scot Wingo, to the Board of Directors to hold office until the 2017 Annual Meeting of Stockholders.

2.
Proposal 2-To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2014.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 19, 2014. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,
Diana Semel Allen
Secretary
Morrisville, North Carolina
March 24, 2014

We are primarily providing access to our proxy materials over the internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about March 28, 2014, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2014 Proxy Statement and 2013 Annual Report on the internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CHANNELADVISOR CORPORATION
2701 Aerial Center Parkway
Morrisville, North Carolina 27560

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials online. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because our Board of Directors is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy are in the Notice. The annual report is not part of our proxy soliciting materials.
We expect to mail the Notice on or about March 28, 2014 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The meeting will be held on Friday, May 9, 2014 at 10 a.m. local time at the offices of the Company at 2701 Aerial Center Parkway, Morrisville, North Carolina 27560. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 19, 2014 are entitled to vote at the Annual Meeting. On this record date, there were 24,504,465 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 19, 2014 your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or online as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 19, 2014 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You may also attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•	Proposal 1-Election of two directors; and

•	Proposal 2-Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for our fiscal year ending December 31, 2014, or fiscal 2014.

What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” both of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone, or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

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To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 8, 2014 to be counted.

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To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 8, 2014 to be counted.

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To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by May 8, 2014.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 19, 2014.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote online, by telephone, by completing a proxy card or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals elections of directors (even if not contested), and certain corporate governance proposals, even if supported by management. Accordingly, your broker or nominee may not vote your shares on Proposal 1 (Election of directors) without your instructions, but may vote your shares on Proposal 2 (Ratification of independent auditors).

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors for fiscal 2014. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using the individual’s best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or online.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2701 Aerial Center Parkway, Morrisville, North Carolina 27560.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by Friday, November 28, 2014, to our Corporate Secretary at 2701 Aerial Center Parkway, Morrisville, North Carolina 27560. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2015 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between January 9, 2015 and February 8, 2015. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock which you beneficially own.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected.

We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K, filed with the SEC on May 29, 2013.
How are votes counted?
Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For” and “Withhold” and broker non-votes, and with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions. For Proposal 1, broker non-votes have no effect and will not be counted toward the vote total for any director nominee. For Proposal 2, abstentions will be counted and will have the same effect as “Against” votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

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For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

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To be approved, Proposal No. 2, ratification of the selection of Ernst & Young, LLP as our independent auditors for fiscal 2014, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 24,504,465 shares outstanding and entitled to vote. Thus, the holders of 12,252,233 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has seven members and three directors (Messrs. Hower, Volpe and Wingo) are in the class whose term of office expires in 2014. The authorized number of directors has been reduced from seven to six, effective upon the conclusion of the Annual Meeting. Two persons (Messrs. Hower and Wingo) have been nominated for election at the Annual Meeting for the class whose term of office expires in 2017. The accompanying proxy cannot be voted for more than two nominees. Each of the nominees listed below is currently a director who was previously elected by our stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2017 Annual Meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend all annual meetings of stockholders. We elected directors by written consent of our stockholders in 2013 in lieu of an annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that the nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2017 ANNUAL MEETING
Robert C. Hower, age 49, has served as a director of our company since 2005. Since 2002, Mr. Hower has served as a general partner of Advanced Technology Ventures, a venture capital firm, where he is the East Coast lead partner for investments in information technology and is primarily focused on the internet, digital media and software sectors. He is also a founder and the general partner of G20 Ventures, a venture capital firm. From 2000 to 2002, he served as a director at BancBoston Ventures, Inc., a venture capital firm. From 1995 to 1999, Mr. Hower held senior management roles at Priority Call Management through its acquisition by LHS Group, after which he continued as vice president of sales for Europe, the Middle East and Africa until 2000. Mr. Hower’s prior management experience also includes sales and marketing roles at Lotus Development and General Mills. From 2006 to 2013, Mr. Hower served as a director of Acme Packet, Inc., which was a publicly held provider of session border control technology. He holds a B.A. degree from Harvard College and an M.B.A. degree from The Amos Tuck School of Business at Dartmouth College. The Board of Directors believes that Mr. Hower’s broad investment experience in the information technology industry allows him to make valuable contributions to the Board.
M. Scot Wingo, age 45, is a co-founder of our company and has served as our chief executive officer and chairman of our board of directors since our inception in 2001. Prior to founding ChannelAdvisor, he served as general manager of GoTo Auctions, chief executive officer and co-founder of AuctionRover.com, which was acquired by GoTo.com, and as chief executive officer and co-founder of Stingray Software, which was acquired by RogueWave. Mr. Wingo received a B.S. degree in computer engineering from the University of South Carolina and a M.S. degree in computer engineering from North Carolina State University. The Board of Directors believes that Mr. Wingo’s knowledge of our company as one of our co-founders, his reputation as a thought leader in the e-commerce industry and his experience with software companies prior to founding our company allow him to make valuable contributions to the Board.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING
Timothy J. Buckley, age 62, has served as a director of our company since 2004. Mr. Buckley has served as a director and chief executive officer of Xtium, Inc., a provider of virtual hosting and recovery services, since November 2011. From 2003 to 2011, Mr. Buckley served as a consultant to a number of technology companies. From 1999 to 2003, Mr. Buckley served as the chief operating officer for Red Hat, Inc., a public software company. From 1993 to 1999, Mr. Buckley was senior vice president of worldwide sales at Visio Corporation, a public software application company that was acquired by Microsoft in 2000. He has served on the board of directors of SciQuest, Inc., a public on-demand software company, since March 2010. Mr. Buckley holds a B.A. degree from Pennsylvania State University. The Board of Directors believes that Mr. Buckley’s experience as a sales executive and chief operating officer for publicly held companies in the software industry as well as his current service as a director and chief executive officer of Xtium, Inc. allow him to make valuable contributions to the Board.
Patrick J. Kerins, age 58, has served as a director of our company since 2007. Since 2006, Mr. Kerins has served as a general partner of New Enterprise Associates, Inc., or NEA, a venture capital firm. From 1997 to 2006, he served as a general partner of Grotech Capital Group, a venture capital firm. Prior to Grotech, Mr. Kerins was an investment banker with Alex. Brown & Sons, focusing on high-technology companies. Mr. Kerins currently serves on the boards of directors of Millennial Media, Inc., a public mobile advertising company, and a number of private portfolio companies of NEA and is chairman emeritus of the Mid-Atlantic Venture Association. He received a B.S. degree from Villanova University and an M.B.A. degree from Harvard Business School. The Board of Directors believes that Mr. Kerins’s broad investment experience in the information technology industry allows him to make valuable contributions to the Board.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING
Aris A. Buinevicius, age 46, is a co-founder of our company and has served as our chief technology officer and a member of our board of directors since our inception in 2001. Prior to ChannelAdvisor, he served as director of technology at GoTo Auctions, chief technology officer and co-founder of AuctionRover.com and chief technology officer and co-founder of Stingray Software. Mr. Buinevicius received a B.S. degree in computer science from Iowa State University and an M.S. degree in computer science from North Carolina State University. The Board of Directors believes that Mr. Buinevicius’s knowledge of our company as one of our co-founders and his technological experience with software companies prior to founding our company allow him to make valuable contributions to the Board.
Timothy V. Williams, age 64, has served as a director of our company since November 2012. Mr. Williams most recently served as senior vice president and chief financial officer of Blackbaud, Inc., a public company that provides software and services to non-profit organizations, from 2001 until his retirement in November 2011. From 1994 to 2001, he served as executive vice president and chief financial officer of Mynd, Inc., a public company that provides software and services to the insurance industry, which is now a subsidiary of Computer Sciences Corporation. Previously, Mr. Williams worked at Holiday Inn Worldwide, most recently as executive vice president and chief financial officer. Since 2007, Mr. Williams has served on the board of directors of and as chairman of the audit committee of PROS Holdings, Inc., a public company providing pricing and revenue management software and services. Since 2011, he has served on the board of directors of and as chairman of the audit committee of Halogen Software, Inc., a public company providing talent management software and services. Mr. Williams holds a B.A. degree from the University of Northern Iowa. The Board of Directors believes that Mr. Williams’s extensive financial, business, management and public software company experience, including as a chief financial officer, and his extensive knowledge of accounting, risk management, general management of software companies, and public company reporting requirements and processes, allow him to make valuable contributions to the Board.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company's board of directors. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, our senior management and our independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable listing standards: Messrs. Buckley, Hower, Kerins and Williams. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Messrs. Wingo and Buinevicius are not independent directors by virtue of their employment with the Company.
BOARD LEADERSHIP STRUCTURE
The Board is currently chaired by our chief executive officer, Mr. Wingo. We do not have a lead independent director.
We believe that combining the positions of chief executive officer and chairman of the Board helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of chief executive officer and chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of chief executive officer and chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined chief executive officer and chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a chairman with an extensive history with and knowledge of our company, as is the case with our chief executive officer.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served.
As required under applicable NYSE listing standards, in the year ended December 31, 2013, or fiscal 2013, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Kerins, the Compensation Committee chair, presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2013 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy J. Buckley		X
Robert C. Hower			X*
Patrick J. Kerins	X	X*
Louis J. Volpe	X
Timothy V. Williams	X*		X
Total meetings in fiscal 2013	6	1	0
*Committee chair
Below is a description of each committee of the Board.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. During fiscal 2013, the Audit Committee met six times and consisted of three directors, Messrs. Kerins, Volpe and Williams; the Board has determined that each of them satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. Upon the expiration of Mr. Volpe’s term as a director at the conclusion of the Annual Meeting, Mr. Hower will be appointed as a member of the Audit Committee. The Board has determined that Mr. Hower satisfies the independence requirements under NYSE listing standards and under Rule 10A-3(b)(1) of the Exchange Act.
Mr. Williams is the chairman of the Audit Committee and the Board has determined that Mr. Williams is an “audit committee financial expert” as defined by SEC rules and regulations. The Board made a qualitative assessment of Mr. Williams’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company.
The principal duties and responsibilities of the Audit Committee include:

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appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by the independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and discussing with management and the independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•
conferring with management and the independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

A copy of the charter of the Audit Committee is located on our website at www.channeladvisor.com.

Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
Timothy V. Williams, Chair
Patrick J. Kerins
Louis J. Volpe

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language of any such filing.

Compensation Committee
The Compensation Committee is composed of two directors, Messrs. Buckley and Kerins. All members of our Compensation Committee are independent (as independence is currently defined in the NYSE listing standards) and are non-employee members of our Board (as defined in Rule 16b-3 under the Exchange Act). The Compensation Committee met once during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.channeladvisor.com.
The principal duties and responsibilities of our Compensation Committee include:

•
establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full board of directors for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	establishing policies and making recommendations to our Board regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in our SEC filings; and

•
preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least once annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairman of the Compensation Committee, in consultation with the chief executive officer. The Compensation Committee meets in executive session from time to time as necessary. Members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
In 2013, our compensation committee retained Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services. The Committee has assessed Compensia’s independence and determined that Compensia had no conflicts of interest in connection with its provisions of services to the committee. Specifically, we engaged Compensia to suggest a peer company group composed of public companies with revenues, market capitalization and employee populations comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive team against compensation for similarly situated executives at our peer group companies. Our management did not have the ability to direct Compensia’s work.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the chief executive officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the chief executive officer. In the case of the chief executive officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies considered to be comparable to the Company.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of two directors, Messrs. Hower and Williams. Both members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in the NYSE listing standards). The Nominating and Corporate Governance Committee did not hold any meetings during fiscal 2013. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.channeladvisor.com.
The Nominating and Corporate Governance Committee’s responsibilities include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the Board corporate governance principles;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board; and

•	overseeing an annual evaluation of the Board’s performance.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, ChannelAdvisor Corporation, 2701 Aerial Center Parkway, Morrisville, North Carolina 27560, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include the information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of ChannelAdvisor Corporation, 2701 Aerial Center Parkway, Morrisville, North Carolina 27560, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.
These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.
Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of ChannelAdvisor Corporation, 2701 Aerial Center Parkway, Morrisville, North Carolina 27560. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chairman of the Audit, Compensation, or Nominating and Corporate Governance Committee.
CODE OF ETHICS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.channeladvisor.com. The Nominating and Corporate Governance Committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES
In 2013, the Board documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.channeladvisor.com.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board has selected Ernst & Young LLP as our independent auditors for fiscal 2014 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.
INDEPENDENT AUDITOR FEES AND SERVICES
The aggregate fees of Ernst & Young LLP billed to us for the fiscal years shown were as follows.

	Fiscal 2013	Fiscal 2012
	(in thousands)
Audit Fees	$722,904	$1,269,821
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$722,904	$1,269,821

All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers, including their ages as of March 10, 2014:

Name	Age	Position
M. Scot Wingo	45	Chairman and Chief Executive Officer
Aris A. Buinevicius	46	Chief Technology Officer and Director
David J. Spitz	41	President and Chief Operating Officer
John F. Baule	50	Chief Financial Officer and Treasurer
Diana S. Allen	45	Vice President, General Counsel and Secretary
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors:
David J. Spitz has served in a number of capacities with our company since 2006 and currently serves as our president and chief operating officer, a position he has held since 2010. He was an entrepreneur-in-residence at the Aurora Funds, a venture capital firm, from 2005 to 2008. Previously, from 2000 to 2002, Mr. Spitz was founder and chief technology officer of WindWire, a mobile marketing company that was acquired by Avesair, where he then served as president until its acquisition by Inphonic in 2003. In 1996 he co-founded, and until 1998 served as chief technology officer of, Netsation, a network management software company acquired by Nortel Networks, where he then served as senior principal technologist until 2000. Mr. Spitz received a B.A. degree in computer science from the University of California, San Diego. He holds three U.S. patents, is past chairman of the North Carolina School of Science and Mathematics Foundation Board and is chair-elect and a member of the executive committee and board of directors of CED, an entrepreneurial support organization for companies in the southeastern United States.
John F. Baule has served as our chief financial officer since November 2012. From July 2011 until joining ChannelAdvisor, Mr. Baule consulted for private equity investors on potential education acquisitions and most recently served as interim chief financial officer for INTO, a London-based global education company. From November 2009 to June 2011, he served as chief operating officer and chief financial officer of Apollo Global, an international post-secondary education company. From 2005 to October 2009, he served as chief operating officer and chief financial officer of K12 Inc., a public technology-based education company. From 1999 through 2004, Mr. Baule served as senior vice president of finance and then as chief financial officer for Headstrong, a global consultancy services firm. From 1990 to 1999, Mr. Baule worked for Bristol-Myers Squibb, or BMS. He initially joined BMS’s corporate audit group. He then spent six years with BMS based in the Asia-Pacific region, first as the director of finance for BMS Philippines and then as the regional finance director for BMS Asia-Pacific in Hong Kong. He later served as director of international finance for the BMS Nutritional Division. Mr. Baule began his career working in the audit services practice at KPMG from 1986 to 1990. Mr. Baule received a B.B.A. degree in Accounting from the College of William and Mary, and he is a Certified Public Accountant.
Diana S. Allen has served as our vice president, general counsel and secretary since January 2014. From 2005 until joining ChannelAdvisor, she served as associate general counsel, assistant secretary and compliance director for Cree, Inc., a public company providing lighting-class LED products, lighting products and semiconductor products for power and radio-frequency applications. From 1997 to 2005, she was a corporate attorney with Helms Mulliss & Wicker, PLLC, a Raleigh, North Carolina law firm (formerly part of Smith Helms Mulliss & Moore LLP). Ms. Allen received a B.A. degree from Columbia College, Columbia University and a J.D. from Duke University School of Law.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 10, 2014 by: 1) each director, 2) each of the executive officers named in the Summary Compensation Table, 3) all executive officers and directors as a group and 4) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percentage
Principal Stockholders:
M. Scot Wingo	1,416,475	5.8
Entities affiliated with Citadel Advisors LLC(2)	1,224,937	5.0
Named Executive Officers and Directors:
Aris A. Buinevicius	1,173,807	4.8
Robert C. Hower(3)	633,770	2.6
Patrick J. Kerins(4)	557,117	2.3
David J. Spitz(5)	453,328	1.9
John F. Baule(6)	275,000	1.1
S. Scott Alridge	26,218	*
Timothy J. Buckley(7)	23,750	*
Timothy V. Williams(8)	9,765	*
Louis Volpe	—	—
All current directors and executive officers as a group(9)	4,543,012	18.6
________________________

*    Represents beneficial ownership of less than 1%.

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,474,718 shares outstanding on March 10, 2014, adjusted as required by rules promulgated by the SEC.

(2)
This information has been obtained from a Schedule 13G filed jointly on February 18, 2014 by Citadel Advisors LLC (Citadel Advisors), Citadel Advisors Holdings II LP (CAH2), Citadel GP LLC (CGP) and Kenneth Griffin. The Schedule 13G reported that the shares of common stock are held by Surveyor Fund Ltd., a Cayman Islands limited company (SC), Citadel Equity Fund Ltd., a Cayman Islands limited company (CEF) and Citadel Securities LLC, a Delaware limited liability company (Citadel Securities). Citadel Advisors is the portfolio manager for SC and CEF. CAH2 is the managing member of Citadel Advisors. CALC III LP, a Delaware limited liability partnership (CALC3) is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. Mr. Griffin, Citadel Advisors and CGP may be deemed to hold shared voting and dispositive power over the shares. The principal business address of each of the reporting persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.

(3)
Consists of 1) 594,882 shares of common stock held of record by Advanced Technology Ventures VII, L.P. (ATV VII), 2) 23,871 shares of common stock held of record by Advanced Technology Ventures VII (B), L.P. (ATV VII-B), 3) 11,473 shares of common stock held of record by Advanced Technology Ventures VII (C), L.P. (ATV VII-C) and 4) 3,544 shares of common stock held of record by ATV Entrepreneurs VII, L.P. (ATV VII-E and, together with ATV VII, ATV VII-B and ATV VII-C, collectively, the ATV VII Entities). ATV Associates VII, L.L.C. (ATV A VII) is the general partner of each of the ATV VII Entities and exercises voting and dispositive authority over the shares held by the ATV VII Entities. Voting and dispositive decisions of ATV A VII are made collectively by Michael A. Carusi, Jean George, Steven N. Baloff, Robert C. Hower and William C. Wiberg (collectively, the managing directors). The address for the managing directors and each of these entities is c/o Advanced Technology Ventures, 500 Boylston Street, Suite 1380, Boston, Massachusetts 02116.

(4)
Consists of 425 shares of common stock held individually and 556,692 shares of common stock held of record by New Enterprise Associates 12, Limited Partnership (NEA 12). The shares directly held by NEA 12 are indirectly held by NEA Partners 12, Limited Partnership (NEA Partners 12), the sole general partner of NEA 12, NEA 12 GP, LLC (NEA 12 LLC), the sole general partner of NEA Partners 12 and each of the individual managers of NEA 12 LLC (M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri and Scott D. Sandell). NEA Partners 12, NEA 12 LLC and the individual managers share voting and dispositive power with regard to the shares directly held by NEA 12. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(5)	Consists of 2,032 shares of common stock and 451,296 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2014.

(6)	Consists of 65,000 shares of common stock and 210,000 shares of common stock underlying an option that is immediately exercisable.

(7)	Consists of 17,500 shares of common stock and 6,250 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2014.

(8)	Consists of shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2014.

(9)	Consists of 3,865,701 shares of common stock and 677,311 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2014.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2013 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation of our chief executive officer, chief financial officer and all other persons who served as executive officers during fiscal 2013. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)		Total ($)
M. Scot Wingo
Chief Executive Officer(4)	2013	125,000	—	—	135		125,135
	2012	125,000	—	—	90		125,090
John F. Baule
Chief Financial Officer(5)	2013	275,000	—	125,000	4,223		404,223
	2012	47,949	662,778	—	389		711,116
Aris A. Buinevicius
Chief Technology Officer(4)	2013	125,000	—	—	526		125,526
	2012	125,000	—	—	135		125,135
David J. Spitz
President and Chief Operating Officer	2013	300,000	225,395	200,188	5,872		731,455
	2012	245,000	100,703	221,125	3,040		569,868
S. Scott Alridge
Former General Counsel and Secretary(6)	2013	210,000	45,079	90,450	267,736	(7)	613,265
	2012	200,000	67,197	95,950	3,753		366,900
_________________________

(1)
This column reflects the full grant date fair value for options granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 10 to our audited consolidated financial statements included in the 2013 Form 10-K.

(2)	Amounts shown in this column represent the amounts earned and payable under our cash bonus plan for the indicated year.

(3)	Consists of Company-paid life insurance premiums and Company contributions to the officer’s 401(k) plan.

(4)	Each of Messrs. Wingo and Buinevicius is also a member of our Board of Directors but does not receive any additional compensation in his capacity as a director.

(5)	Mr. Baule became an executive officer as of November 1, 2012.

(6)	Mr. Alridge resigned as an executive officer on October 3, 2013.

(7)
Consists of Company-paid life insurance premiums and Company contributions to the officer’s 401(k) plan, as well as severance benefits including a lump sum payment of $210,000, paid on March 14, 2014, which represents 12 months of Mr. Alridge’s base salary; $16,250 paid on March 14, 2014, which represents one calendar quarter of Mr. Alridge’s 2013 bonus target; and $37,428, representing cash payments equal to the amount of Mr. Alridge’s COBRA premiums for medical and dental insurance for 12 months plus tax gross-up of such amounts.

OUTSTANDING EQUITY AWARDS AT THE END OF 2013
The following table provides information about outstanding stock options held by each of our named executive officers at December 31, 2013. None of our named executive officers held restricted stock or other stock awards at the end of 2013.

	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date
Name	Exercisable		Unexercisable
M. Scot Wingo	—		—		—	—
John F. Baule	3,750	(1)	206,250	(1)	$8.64	12/12/2022
Aris A. Buinevicius	—		—		—	—
David J. Spitz	9,000		—		$2.24	4/1/2016
	1,045		—		$2.24	12/22/2016
	29,408		—		$2.24	3/3/2018
	157,422		—		$1.60	3/20/2019
	21,093		1,407	(2)	$2.24	3/1/2020
	157,422		36,328	(3)	$2.24	9/30/2020
	64,453		29,297	(4)	$2.24	8/29/2021
	13,672		17,578	(5)	$8.64	10/18/2022
	11,718		50,781	(6)	$8.80	3/8/2023
S. Scott Alridge	1,199		—		$2.24	12/31/2015
	782		—		$2.24	12/31/2015
	782		—		$8.64	12/31/2015
	782		—		$8.80	12/31/2015
________________________

(1)
This option is exercisable immediately, subject to a repurchase right in favor of us, which lapses as the option vests. Accordingly, these columns reflect the extent to which the option was vested, as opposed to exercisable, as of December 31, 2013. The unvested portion of this option vests in 12 equal quarterly installments through October 30, 2016, subject to the officer’s continued service through each applicable vesting date.

(2)	The unvested shares underlying this option vested on March 1, 2014.

(3)	The unvested shares underlying this option vest in three remaining equal quarterly installments through July 1, 2014, subject to the officer’s continued service through each applicable vesting date.

(4)	The unvested shares underlying this option vest in five remaining equal quarterly installments through January 1, 2015, subject to the officer’s continued service through each applicable vesting date.

(5)	The unvested shares underlying this option vest in nine remaining equal quarterly installments through January 1, 2016, subject to the officer’s continued service through each applicable vesting date.

(6)	The unvested shares underlying this option vest in 13 remaining equal quarterly installments through January 1, 2017, subject to the officer’s continued service through each applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for them to find comparable employment within a short period of time following termination of employment. We also believe that it is important to protect our named executive officers in the event of a change of control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change of control is an appropriate counter to any disincentive such officers might otherwise perceive in regard to transactions that may be in the best interests of our stockholders.
As a result of these considerations, we entered into a severance and change of control agreement with each of our named executive officers other than Messrs. Wingo and Buinevicius, our co-founders. Messrs. Wingo and Buinevicius are large stockholders, and our Board believes that no severance or change of control arrangements are necessary in order to align their interests with those of other stockholders.
Under the amended and restated executive severance and change of control letter agreements between us and each of Messrs. Spitz, Alridge and Baule, if the officer is terminated by us other than for cause, or resigns for good reason, in each case as defined in the agreement, he will receive a lump-sum severance payment equal to the sum of 1) three months of his then-current base salary (six months for Mr. Baule), plus an additional one month of base salary for each year of service, up to a maximum of 12 months of base salary, and 2) one calendar quarter of his then-current bonus compensation, assuming 100% achievement of objectives, plus a prorated share of any then-current quarterly variable compensation calculated at 100% achievement of objectives for the period from the beginning of the calendar quarter to the date of termination. In such cases, Messrs. Spitz, Alridge or Baule, as applicable, would also be entitled to receive monthly payments, for up to 12 months or until he gains new employment, to cover COBRA payments for medical and dental insurance, with such monthly payments increased for the effect of federal and state taxes. Additionally, the officer would be entitled to outplacement services, up to a specified maximum, three months of acceleration of vesting for all outstanding and unvested stock options and the extension of the exercise period for all unexercised stock options until two years after his termination date.
In October 2013, we entered into a separation agreement with Mr. Alridge, pursuant to which he provided services to us through December 31, 2013. This separation was not characterized as either a termination by us without cause or a termination by Mr. Alridge for good reason. However, we agreed to compensate Mr. Alridge pursuant to the terms of his amended and restated executive severance and change of control agreement as if he had been terminated by us without cause or if he had resigned for good reason, as described above.
If there is a change of control transaction involving our company, and, within the period beginning six months before and ending one year after the closing of the change of control transaction, we or the acquiring entity terminate Mr. Spitz’s or Mr. Baule’s employment other than for cause, or he resigns for good reason, he would receive each of the payments described above and, in addition, would be entitled to full acceleration of vesting for all outstanding and unvested stock options.
In the event of a change of control transaction that does not result in the termination of Mr. Spitz’s employment within one year thereafter, Mr. Spitz would be entitled to full acceleration of his outstanding and unvested stock options. In the event of a change of control transaction that does not result in the termination of Mr. Baule’s employment within one year thereafter, Mr. Baule would be entitled to one year of acceleration of his outstanding and unvested stock options, effective at the closing of the change of control transaction.
Receipt of the benefits described above upon the officer’s termination of employment is contingent upon his signing of a release of claims against us.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information regarding compensation earned for service on our Board during fiscal 2013 by our non-employee directors. Mr. Wingo, our chief executive officer, and Mr. Buinevicius, our chief technology officer, are also directors but do not receive any additional compensation for their services as a director. Messrs. Wingo’s and Buinevicius’s compensation as executive officers is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	Total ($)
Timothy J. Buckley (2)	$50,000	$26,820	$76,820
Robert C. Hower	—	—	—
Patrick J. Kerins	—	—	—
Louis J. Volpe	—	—	—
Timothy V. Williams (3)	$70,000	—	$70,000
________________________

(1)
This column reflects the full grant date fair value for options granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 10 to our audited consolidated financial statements included in the 2013 Form 10-K.

(2)
In March 2013, we entered into an unwritten arrangement with Mr. Buckley pursuant to which he will be paid $50,000 annually for his service as a director. In addition, we awarded to Mr. Buckley an option to purchase 6,250 shares of our common stock at an exercise price of $8.80 per share. This option vested in four equal quarterly installments through March 2014. We also entered into a letter agreement with Mr. Buckley pursuant to which vesting under the foregoing stock options would be accelerated in full upon a change of control transaction.

(3)
In November 2012, upon Mr. Williams joining our Board of Directors, we entered into an unwritten arrangement with him pursuant to which he will be paid $50,000 annually for his service as a director and an additional $20,000 annually for his service as the chairman of our Audit Committee. In addition, we awarded to Mr. Williams an option to purchase 15,625 shares of our common stock at an exercise price of $8.64 per share. This option vests in eight quarterly installments through November 2014, subject to Mr. Williams’s continued service through each applicable vesting date. We entered into a letter agreement with Mr. Williams pursuant to which vesting under the foregoing stock options would be accelerated in full upon a change of control transaction.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c) (1)
Equity compensation plans approved by security holders	2,068,641	$6.95	1,104,951
Equity compensation plans not approved by security holders	—	—	—
Total	2,068,641		1,104,951
_________________________

(1)	Pursuant to the terms of the Company's 2013 Equity Incentive Plan, an additional 1,182,194 shares were added to the number of available shares effective January 1, 2014.
TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
In connection with our initial public offering, or IPO, in May 2013, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS
There have been no transactions since January 1, 2012 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.” For a description of severance and change of control arrangements that we have entered into with some of our executive officers, see “Executive Compensation—Potential Payments upon Termination or Change of Control.”
Investor Rights Agreement
We have entered into an investor rights agreement, as amended, with some of our stockholders, including entities affiliated with New Enterprise Associates, Advanced Technology Ventures and Kodiak Venture Partners, pursuant to which we have granted rights to register the resale of their shares. The provisions of this agreement other than those relating to registration rights terminated upon the completion of our IPO. The surviving provisions of this agreement provide those holders with customary demand and piggyback registration rights with respect to the shares of common stock currently held by them and that were issuable to them upon conversion of our convertible preferred stock in connection with our IPO. Registration rights terminate upon the earlier of the third anniversary of our IPO in May 2016, or, with respect to a particular holder, at such time as the holder and its affiliates may sell all of their shares of common stock pursuant to Rule 144 under the Securities Act, without any restrictions on volume.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. In addition, our amended and restated bylaws provide that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors’ and officers’ liability insurance.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to ChannelAdvisor Corporation, Attn: Corporate Secretary, 2701 Aerial Center Parkway, Morrisville, North Carolina 27560. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
Dated: March 24, 2014
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Corporate Secretary, ChannelAdvisor Corporation, 2701 Aerial Center Parkway, Morrisville, North Carolina 27560.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CHANNELADVISOR CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the cost incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CHANNELADVISOR CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
M69810-P49482	DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHANNELADVISOR CORPORATION
The Board of Directors recommends that you vote FOR Items 1 and 2:
Vote on Directors				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS				All	All	Except
Nominees:				☐	☐	☐
01) Robert C. Hower
02) M. Scot Wingo

Vote on Proposal								For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.								☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting or any adjournments thereof, the person(s) named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated March 24, 2014, receipt of which is hereby acknowledged.

For address changes, please check this box and write the changes on the back where indicated.			☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign your name(s) exactly as it appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M69811-P49482

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2014

The undersigned stockholder(s) hereby appoint(s) M. Scot Wingo and Diana Semel Allen, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of ChannelAdvisor Corporation that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of ChannelAdvisor Corporation to be held at the offices of the corporation at 2701 Aerial Center Parkway, Morrisville, North Carolina 27560, on Friday, May 9, 2014 at 10:00 a.m. local time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE